N-SAR Item 77H: Change in Control of Registrant

Below are the persons presumed to control Registrant’s series because such person owns more than 25% of a series based on the records of the series.

As of August 31st 2014

Fund	Name of Person	Ownership % of Series
Columbia Emerging Markets Fund	Merrill Lynch Pierce Fenner & Smith Inc For the Sole Benefit of its Customer	60.85%

As of March 1st 2014

Fund	Name of Person	Ownership % of Series
Columbia Small Cap Growth Fund I	Merrill Lynch Pierce Fenner & Smith Inc For the Sole Benefit of its Customer	29.36%